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                                                                       EXHIBIT 3


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS

                                       OF

                     7% SERIES I CONVERTIBLE PREFERRED STOCK

                                       OF

                                   HEARX LTD.

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

         HEARx Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board of Directors" or the "Board") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, the Board of Directors hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and hereby states the designations and number of shares and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

         7% SERIES I CONVERTIBLE PREFERRED STOCK:

                  Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as 7% Series I Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 500 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $1.00 per share and a stated value equal to the sum of $10,000 plus all unpaid and accrued dividends to the date of determination to the extent not paid in cash in accordance with the terms hereof (the "Stated Value").

                  Section 2.        Dividends.

                  (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 7% per annum, payable on each Conversion Date (as defined herein) for such share, in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the


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decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Conversion Date for so long as shares of Preferred Stock are outstanding (the Company may indicate in such notice that the election contained in such notice shall continue for a particular period or for all periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 7), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Any dividends to be paid in cash hereunder that are not paid within four Trading Days (as defined in Section 7) following a Conversion Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividends are due hereunder through and including the date of payment).

                  (b) Notwithstanding anything to the contrary contained herein, the Company must pay dividends in cash if:

                           (i)      the number of shares of Common Stock (as
defined in Section 7) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value to permit conversion in full of all outstanding Stated Value;

                           (ii)     after the Dividend Effectiveness Date (as
defined in Section 7), Underlying Shares (as defined in Section 7) (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement (as defined in Section 7) and (y) may not be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (as defined in Section 7);

                           (iii)    the Common Stock is not then listed for
trading on the American Stock Exchange (the "AMEX") or listed or quoted for trading on the Nasdaq National Market, the Nasdaq SmallCap Market, or the New York Stock Exchange (each, a "Subsequent Market"); or

                           (iv)     the accretion of such dividends to the
Stated Value and subsequent conversions of all then outstanding Stated Value would result in a violation of Section 5(a)(iii) or the rules or regulations any rules and regulations governing any Subsequent Market on which the Common Stock is then listed or quoted for trading.

                  (c) So long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations



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hereunder) upon, nor shall any distribution be made in respect of, any Junior
Securities, nor shall more than $500,000 in the aggregate while shares of Preferred Stock remain outstanding be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock ("Pari Passu Securities").

                  Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

                  Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities but after any payment or distribution to be made to the holders of any Senior Securities (as defined in Section 7), and if the assets of the Company shall be insufficient to pay in full such amounts and amounts payable to the holders of Pari Passu Securities, then the entire assets to be distributed to the Holders and holders of Pari Passu Securities, shall be distributed among the Holders and holders of Pari Passu Securities, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies into one or more companies not wholly-owned by the Company shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record Holder.

                  Section 5.        Conversion.

                  (a)(i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock at the Conversion Ratio (as defined in Section 7) at the option of the Holder, at any time and from time to time from and after the 90th day following the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the applicable Conversion Price and the date on which such conversion is to be effected, which date



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may not be prior to the date the Holder delivers such Conversion Notice by facsimile to the Company (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered under section 5(h). If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Preferred Stock as have not been converted.

                           (ii)     Automatic Conversion.  Subject to the
provisions in this paragraph, the shares of Preferred Stock for which Conversion Notices have not previously been received or for which prepayment has not been made or shall not have been required to have been made shall be automatically converted on the third anniversary of the Original Issue Date (the "Automatic Conversion Date"), at the Initial Conversion Price (as defined below). The conversion contemplated by this paragraph shall not occur and such shares shall remain outstanding at such time as (a) (1) an Underlying Shares Registration Statement is not then effective and available for use by the Holder to resell all remaining Registrable Securities (as defined in the Registration Rights Agreement, defined below) or (2) the Holder is not permitted to resell all remaining Registrable Securities pursuant to Rule 144(k); or (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion. Notwithstanding anything herein to the contrary, the Automatic Conversion Date shall be extended (on a day-for-day basis) for any Trading Days after the Effective Date that the Holder is unable to resell Underlying Shares due to (a) the Common Stock not being listed for trading on the AMEX or any Subsequent Market, (b) the failure of an Underlying Shares Registration Statement to be declared effective by the Commission or, if so declared, to remain effective during the Effectiveness Period as to all Underlying Shares, or
(c) the suspension of the Holder's right to resell Underlying Shares thereunder. Notwithstanding anything to the contrary contained herein, a conversion pursuant to this Section shall not be subject to the provisions of Section 5(a)(iii)(A) or (B).

                           (iii)    Certain Conversion Restrictions.

                           (A) A Holder may not convert shares of Preferred
Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 7) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in



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this Section applies, the determination of which portion of the shares of
Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                           (B)      A Holder may not convert shares of Preferred
Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in
Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                           (C)      If the Common Stock is then listed for
trading on the AMEX and the Company has not obtained the Shareholder Approval (as defined below), then the Company is precluded from issuing Underlying Shares at a Conversion Price that is less than the closing sales price per share of the Common Stock on the Trading Day immediately preceding the closing of the transactions contemplated by the Purchase Agreement, subject to equitable adjustment in the event of stock splits and similar events (such price, the "Market Price"), in



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excess of 2,386,902 shares of Common Stock (the "Issuable Maximum") upon conversion of the Preferred Stock and as payment of dividends thereon. The Issuable Maximum equals 19.999% of the number of shares of Common Stock outstanding immediately prior to the closing of transactions set forth in the Purchase Agreement. Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the number of shares of Preferred Stock issued and sold to such Holder on the Original Issue Date by (y) the number of all shares of Preferred Stock issued and sold by the Company on the Original Issue Date. If any Holder shall no longer hold shares of Preferred Stock, then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date (A) the Common Stock is listed for trading on the AMEX and (B) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the American Stock Exchange (or any successor entity) applicable to approve the issuance of a number of shares of Common Stock in excess of the Issuable Maximum at a price below the Market Price, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to the lesser of (x) the number of shares of Common Stock issuable upon such conversion at the Conversion Price and (y) the Holder's pro rata portion (determined as described above) of the Issuable Maximum less all shares of Common Stock previously issued to such Holder upon conversions of the Preferred Stock (including as payment of dividends thereon) (but only those shares issued at a Conversion Price less than the Market Price). With respect to the remainder of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion of the Issuable Maximum (the "Excess Stated Value"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 75th day after such request, or (2) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount (as defined in Section 7) for the Excess Stated Value. If the converting Holder shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed to obtain the Shareholder Approval on or prior to the 75th day after such request, then, within three Business Days following the request of the converting Holder, which may be given at any time following such 75th day, the Company shall pay cash to the converting Holder an amount equal to the Mandatory Redemption Amount for the Excess Stated Value. If the Company fails to pay the Mandatory Redemption Amount in full pursuant to this Section when due, the Company will pay interest thereon at a rate of 18% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the date such amounts were due until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by a Holder as a result of conversions of Preferred Stock shall not be entitled to vote in respect of the Shareholder Approval.

                  (iv) Put Option. During each consecutive 30 day-period beginning the 240th day and ending on the expiration of the 360th day following the Original Issue Date, the Holder shall have the right to request that the Company prepay up to 25% of the original Stated Value (including all then accrued dividends thereon), on a non-cumulative basis, at a price equal to the Put Price (as defined in Section 7) by delivering to the Company a written notice (a "Put Notice")



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specifying (i) the Stated Value of Preferred Stock to be put thereunder and the amount of all accrued and unpaid dividends thereon, and the amount of liquidated damages (if any) then owing in respect of such Stated Value and (ii) the applicable Put Price. Upon receipt of a Put Notice, the Company, at its sole discretion, shall determine whether to prepay such Stated Value (including all then accrued dividends thereon). If the Company elects to make such prepayment, the full Put Price for the Stated Value specified in a Put Notice shall be due and payable in cash by the expiration of the tenth day from and including the date of the Put Notice (5:00 P.M. New York time on the tenth day from and including the date of the Put Notice is the "Put Payment Time"). In the event the Company elects not to pay the Put Price by the Put Payment Time, or fails to pay the Put Price by the Put Payment Time, then the Conversion Price for the Preferred Stock subject to the Put Notice not so prepaid shall thereafter be determined in accordance with Section 5(c)(i)(B).

                  (b)(i) Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, (B) one or more certificates representing the number of shares of Preferred Stock not converted and (C) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until one Trading Day after certificates evidencing such shares of Preferred Stock are delivered for conversion to the Company, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

                  (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fourth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $4,000 for each Trading Day after such fourth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.



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                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fourth Trading Day after the Conversion
Date, and if after such fourth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written evidence of the amounts paid by the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

                  (c)(i) The conversion price for each share of Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall be determined as follows: (A) until the Put Payment Time for such share (or portion thereof), the Conversion Price shall equal 120% of the average of the Per Share Market Values for the fifteen Trading Days immediately preceding the Original Issue Date (the "Initial Conversion Price"), and (B) from and after the Put Payment Time for such share (or portion thereof), the Conversion Price shall equal the lesser of (1) the Initial Conversion Price, and (2) the Variable Conversion Price (as defined in Section 7).

                           (ii)     If the Company, at any time while any shares
of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Company, then the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common
Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.



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                           (iii)    If the Company, at any time while any shares
of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised. The foregoing shall not apply to any issuances in accordance with the Rights Agreement, dated December 14, 1999, between the Company and the Rights Agent named therein.

                           (iv)     If the Company or any subsidiary thereof, as
applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("Common Stock Equivalents"), entitling any Person to acquire shares of Common Stock at a price per share less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon conversion, exercise or exchange of Common Stock Equivalents shall be deemed



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outstanding immediately after the issuance of such Common Stock Equivalents.
Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. However, upon the expiration of any Common Stock Equivalents the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such Common Stock Equivalents shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this Section after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of the Common Stock actually purchased upon the exercise of such Common Stock Equivalents actually exercised. The foregoing shall not apply to any (i) issuances in accordance with the Rights Agreement, dated December 14, 1999, between the Company and the Rights Agent named therein, (ii) the issuance of Common Stock upon the exercise or conversion of the Company's options, warrants or other convertible securities specified in Schedule 2.1(c) to the Purchase Agreement as outstanding as of the Original Issue Date, or (iii) the grant of options or warrants, or the issuance of Common Stock upon the exercise of such options and warrants, or otherwise under any duly authorized Company stock option, restricted stock plan or stock purchase plan for the benefit of the Company's employees.

                           (v)      If the Company, at any time while shares of
Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                           (vi)     All calculations under this Section 5 shall
be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                           (vii)    Whenever the Initial Conversion Price or the
Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii),(iv), or (v) the Company shall promptly mail to each

Holder, a notice setting forth the Initial Conversion Price or the Conversion Price (as applicable) after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                           (viii)   In case of any reclassification of the
Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                           (ix)     In case of any (1) merger or consolidation
of the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sale would have been entitled, or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock or convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the Stated Value of the shares of Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have terms identical (including with respect to conversion) to the terms of the Preferred Stock (except, in the case of debentures, as may be required to reflect the differences between debt and equity) and shall be entitled to all of the rights and privileges of a Holder of Preferred Stock set forth herein and the agreements pursuant to which the Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock or convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effectiveness or closing date for such transaction and the Conversion Price stated herein. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders of Preferred Stock the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events. The rights set forth in this Section 5(c)(ix) shall not alter the rights of a Holder set forth in Section 6, provided, that, a Holder may only exercise the rights set forth in this Section 5(c)(ix) or the rights set forth in Section 6 with respect to a single event giving rise to such rights.

                           (x)      If (a) the Company shall declare a dividend
(or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

                  (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall round to the next highest whole number and disregard the fraction.

                  (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

                  (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

                  (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chairman addressed to1250 North Point Parkway, West Palm Beach, Florida 33407, or Facsimile No.: (561) 688-8893, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 6.        Redemption Upon Triggering Events.

                  (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount (as defined in Section 7) plus (ii) the product of
(A) the number of Underlying Shares issued in respect of conversions hereunder not more than twenty Trading Days prior to the Triggering Event at issue and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within ten Trading Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or such lesser rate permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

                  A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                           (i)      the failure of an Underlying Shares
Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

                           (ii)     if, during the Effectiveness Period, the
effectiveness of the Underlying Shares Registration Statement lapses for any reason for more than an aggregate of twenty Trading Days (which need not be consecutive Trading Days), or the Holder shall not be permitted to resell Registrable Securities under the Underlying Shares Registration Statement for more than an aggregate of twenty Trading Days (which need not be consecutive Trading Days);

                           (iii)    the Common Stock is not listed for trading
on the AMEX or listed or quoted for trading on a Subsequent Market for an aggregate of ten Trading Days (which need to be consecutive Trading Days);

                           (iv)     the Company shall fail for any reason to
deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth Trading Day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

                           (v)      the Company shall be a party to any Change
of Control Transaction, shall agree to sell (in one or a series of related transactions) more than 33% of its assets or shall redeem or repurchase more than the amount permitted to be redeemed or repurchased under Section 2(c) of Common Stock or other Junior Securities (other than redemptions of Underlying Shares);

                           (vi)     an Event (as defined in the Registration
Rights Agreement) shall not have been cured to the satisfaction of the Holders prior to the expiration of 30 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from the failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 6(a)(i));

                           (vii)    the Company shall fail for any reason to pay
in full the amount of cash due pursuant to a Buy-In within seven Business Days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within seven Business Days of the date due;

                           (viii)   the Company shall fail to have available a
sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; or

                           (ix)     the Company shall fail to observe or perform
any other material covenant, agreement or warranty contained in, or otherwise commit any material breach of the Transaction Documents (as defined in Section
7), and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied or cured within twenty Business Days after the date on which written notice of such failure or breach shall have been given.

                  Section 7.        Section 7.    Definitions.  For the purposes
hereof, the following terms shall have the following meanings:

                  "Change of Control Transaction" means the occurrence of any of
(i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the Company's common stock, $.10 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

                  "Dividend Effectiveness Date" means the earlier to occur of
(x) the Effectiveness Date (as defined in the Registration Rights Agreement) and
(y) the Effective Date.

                  "Effective Date" means the date on which the Commission first declares effective an Underlying Shares Registration Statement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company other than those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Preferred Stock.

                  "Mandatory Redemption Amount" for each share of Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Preferred Stock.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "Per Share Market Value" means on any particular date (a) the closing price per share of Common Stock on such date on the AMEX or a Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing price on the AMEX or a Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on a Subsequent Market, the closing bid price for a shares of Common Stock on the OTC, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of Preferred Stock. All stock prices shall be conclusively reported by Bloomberg L.P. (or the successor to its function of reporting stock prices). .

                  "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Put Price" for any share of Preferred Stock shall equal the sum of (i) 110% of the Stated Value of the Preferred Stock subject to the Put Right, plus all accrued and unpaid interest thereon, and (ii) all other amounts, expenses, costs and liquidated damages, if any, due in respect of such Preferred Stock.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Securities Act " means the Securities Act of 1933, as amended.

                  "Senior Securities" means the shares of the Company's 1998 Convertible Preferred Stock issued by the Company and outstanding on the Original Issue Date.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the AMEX or a Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on the AMEX or a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC, or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

                  "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

                  "Underlying Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

                  "Variable Conversion Price" means the average of the five lowest Per Share Market Values for the thirty Trading Days preceding the Conversion Date (which may include Trading Days prior to the date on which the Put Notice relating to such share of Preferred Stock may first be delivered and Trading Days prior to the Put Payment Time); provided, that such thirty Trading Days period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by or not listed for trading on the AMEX or a Subsequent Market on which the Common Stock is then listed, or (B) after the Effective Date, the Underlying Shares Registration Statement is not effective, or the Prospectus included in the Underlying Shares Registration Statement may not be used by the Holder for the resale of the Underlying Shares.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 7% Series I Convertible Preferred Stock indicated below, into shares of Common Stock, $.10 par value per share (the "Common Stock"), of HEARx Ltd., a Delaware corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

If a Registration Statement is effective and shares are to be issued without a legend, the undersigned agrees to resell the shares of Common Stock issuable pursuant to the Notice of Conversion only pursuant to the Prospectus included in the Registration Statement (as such terms are defined in the Registration Rights Agreement among the Company and the investor signatory thereto).

Conversion calculations:

                           Date to Effect Conversion:

                           Applicable Conversion Price:

                           Number of shares of Preferred Stock to be Converted:

                           Stated Value of shares of Preferred Stock to be
                           Converted:

                           Stated Value of Shares remaining available for conversion at Variable Conversion Price:

                           Number of shares of Common Stock to be Issued:

                           Signature

                           Name

                           Address

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company on this 8th day of May, 2000.

                                   HEARX LTD.

                                     By: /s/ Paul A. Brown, M.D.
                                         -----------------------
                                         Paul A. Brown, M.D.
                                         Chairman and Chief Executive Officer